Exhibit 23.2

September 10, 2015

American Airlines, Inc.

4333 Amon Carter Boulevard

Fort Worth, TX 76155-2605

Re:	American Airlines, Inc. (the “Company”)

Three Airbus A319-112, Ten Airbus A321-231, Five Boeing 737-823,

One Boeing 777-323ER and Five Boeing 787-8 Aircraft Appraisals

Ladies and Gentlemen:

We hereby consent to (i) the use of the report prepared by us with respect to the aircraft referred to above, (ii) the summary of such report under the headings (a) “Prospectus Supplement Summary – Summary of Terms of Certificates,” (b) “Prospectus Supplement Summary – Equipment Notes and the Aircraft,” (c) “Prospectus Supplement Summary – Loan to Aircraft Value Ratios,” (d) “Risk Factors – Risks Relating to the Certificates and the Offering,” (e) “Description of the Aircraft and the Appraisals – The Appraisals,” (f) “Description of the Equipment Notes – Loan to Value Ratios of Equipment Notes,” (g) “Appendix III – Summary of Appraised Values” and (h) “Appendix IV – Loan to Value Ratio Tables” and (iii) references to our firm under the headings “Prospectus Supplement Summary – Equipment Notes and the Aircraft,” “Risk Factors – Risks Relating to the Certificates and the Offering,” “Description of the Aircraft and the Appraisals – The Appraisals” and “Experts” in the Company’s preliminary Prospectus Supplement, expected to be dated on or about September 10, 2015, and the Company’s final Prospectus Supplement, in each case relating to the offering of American Airlines, Inc. Pass Through Certificates, Series 2015-2.

Sincerely,

BK ASSOCIATES, INC.

By:	/s/ John F. Keitz
Name:	John F. Keitz
Title:	President
ISTAT Senior Certified Appraiser and Appraiser Fellow